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                                                                   EXHIBIT 10(a)


                               MARKETING AGREEMENT


This Agreement is entered into by and between Murray Income Properties II, Ltd. (Owner), and Murray Realty Investors IX, Inc. (Manager).

In consideration of the covenants herein contained, the parties agree as follows:

1. Owner hereby appoints Manager as the leasing agent for the property known as 1202 Industrial Place, Grand Prairie, Texas (the Property). Owner hereby authorizes Manager to exercise such powers with respect to the Property as may be necessary for the performance of Manager's obligations under the terms of this Agreement and Manager accepts such appointment under the terms and conditions hereinafter set forth.

2. Manager shall list and offer for Owner's account, for rental, all space in the Property that is available for lease and use diligence to obtain desirable tenants. Manager is authorized, at Owner's expense, to advertise the Property, to prepare marketing plans, and to list the Property with brokers who shall be paid by Owner for space leased in accordance with the commission schedule set forth below.

3. Commissions shall be payable in accordance with the following payment schedule:

             A. New leases and expansions: four and one half percent (4.5%) of the total base rent for the first ten years of the lease and two and one quarter percent (2.25%) of the total base rent beyond the first ten years where no third party broker is involved and six percent (6%) of the total base rent for the first ten years of the lease and four and one half percent (4.5%) of the total base rent beyond the first ten years of the lease where a third party broker is involved.

             B. Extensions and renewals: Two and one quarter percent (2.25%) of the total base rent.

4. The commission for a new lease will be payable one-half (1/2) upon execution of the lease and one-half (1/2) upon actual occupancy by the tenant. The total commission payable for an expansion, extension, or renewal shall be due upon execution of the expansion, extension or renewal by Owner and tenant. 5. This agreement shall commence August 4, 1998 and shall continue for a period of twelve (12) months and thereafter on a month-to-month basis, but may be terminated with or without cause by Owner or Manager upon no less than thirty
   (30) days written notice from the party so terminating.

In witness whereof, the parties hereto have executed this agreement on September 1, 1998.

OWNER:                                        MANAGER:

Murray Income Properties II, Ltd.             Murray Realty Investors IX, Inc.
By:    Crozier Partners IX, Ltd.
Its:   General Partner


By:/s/ JACK CROZIER                           By:/s/ BRENT BUCK
   -----------------------------                 ---------------------------
       Jack Crozier                                  Brent Buck
Title: General Partner                        Title: Executive Vice President